EXHIBIT (h) (10)

FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into this 18th day of April 2020 by and between CHESTNUT STREET EXCHANGE FUND, a California limited partnership, (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end diversified management investment company, and is authorized to issue units of partnership (“shares”) interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, USBGFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

WHEREAS, the Fund desires to retain USBGFS to provide accounting services to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Fund Accountant

The Fund hereby appoints USBGFS as fund accountant of the Fund on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

2.	Services and Duties of USBGFS

USBGFS shall provide the following accounting services to the Fund:

A.         Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)	For each valuation date, (with “valuation date” meaning the time at which a Fund’s net asset value is determined), obtain prices from a pricing source approved by the board of the Managing General Partners (the “Board of Managing General Partners”) and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Managing General Partners shall approve, in good faith, procedures for determining the fair value for such securities.
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(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)	Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile portfolio holdings and cash of the Fund with the Fund’s custodian and/or prime brokerage account(s) and provide the investment adviser with the beginning cash balance available for investment purposes.

(6)	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

(8)	Verify investment buy/sell trade tickets when received from the investment adviser.

B.         Expense Accrual and Payment Services:

(1)	For each valuation date, calculate and monitor the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Fund.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBGFS and the Fund and notify an officer of the Fund of any proposed adjustments.

C.         Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Fund.

(3)	Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.
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(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(5)	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's registration statement, as amended (or similar disclosure documents) (the “Registration Statement”).

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)	Communicate to the Fund, at an agreed upon time, the per share net asset value for each valuation date.

(8)	Prepare monthly reconciliations of sub-ledger reports to month-end ledger balances.

(9)	Report the per share net asset value for each valuation date to NASDAQ and as agreed upon with the Fund.

(10)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations

D.         Tax Accounting Services:

(1)	Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.         Compliance Control Services:

(1)	Support reporting to regulatory bodies and financial statement preparation by providing accounting information as reasonably requested by the Fund and making the Fund's accounting records available to the Fund, the Securities and Exchange Commission (the “SEC”), and the independent accountants.
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(2)	Maintain accounting records for the Fund as required by the 1940 Act and regulations provided thereunder.

(3)	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.

(4)	In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBGFS will provide the Fund’s Chief Compliance Officer with reasonable access to USBGFS’ fund records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBGFS that affect or could affect the Fund.

(5)	Cooperate with the Fund’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

3.	License of Data; Warranty; Termination of Rights

A.	The valuation information and evaluations being provided to the Fund by USBGFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Fund. The Fund has a limited license to use the Data only for purposes necessary to valuing the Fund’s assets and reporting to regulatory bodies (the “License”). The Fund does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Fund’s right to use the Data cannot be passed to or shared with any other entity.

The Fund acknowledges the proprietary rights that USBGFS and its suppliers have in the Data.

B.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.The provisions in this section shall not have any effect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 9 of this Agreement.
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C.	USBGFS may use different suppliers to provide Data to the Fund if USBGFS’ suppliers terminate any agreement to provide Data to USBGFS. Also, USBGFS may stop supplying some or all Data to the Fund if USBGFS reasonably believes that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBGFS’ suppliers demand that the Data be withheld from the Fund. Fund. USBGFS will provide notice to the Fund of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Securities

A.	For each valuation date, USBGFS shall obtain prices from a pricing source approved by the Board of Managing General Partners and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Managing General Partners shall approve, in good faith, procedures for determining the fair value for such securities.

If the Fund desires to provide a price that varies from the price provided by the pricing source, the Fund shall promptly notify and supply USBGFS with the price of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.	In the event that the Fund at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by USBGFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Fund assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBGFS and its suppliers in this respect. The provisions in this section shall not have any effect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 9 of this Agreement.
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C.	USBGFS shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, the Fund, any of their affiliates, or any third-party source. Notwithstanding anything else in this Agreement to the contrary, USBGFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, the Fund, any of their affiliates, or any third party source.

5.	Changes in Accounting Procedures

Any resolution passed by the Board of Managing General Partners that affects accounting practices and procedures under this Agreement shall be effective upon written notice to USBGFS.

6.	Changes in Equipment, Systems, Etc.

USBGFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Fund under this Agreement.

7.	Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses (set forth in Exhibit A as are reasonably incurred by USBGFS in performing its duties hereunder. The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to USBGFS shall only be paid out of the assets and property of the Fund involved.

8.	Representations and Warranties

A.	The Fund hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
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(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	A registration statement under the 1940 Act will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous public offering of its shares; and

(5)	All records of the Fund provided to USBGFS by the Fund or by a prior service provider of the Fund are, to the best of the Fund’s knowledge, accurate and complete and USBGFS is entitled to rely on all such records in the form provided.

B.	USBGFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and
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(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.	USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. USBGFS shall not be liable for any error of judgment; mistake of law; fraud or misconduct by the Fund, any Fund, the adviser or any other service provider to the Fund or a Fund, or any employee of the foregoing; or for any loss suffered by the Fund, in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBGFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBGFS may sustain or incur or that may be asserted against USBGFS by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBGFS by any duly authorized officer of the Fund, as approved by the Board of Managing General Partners of the Fund, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees.

The Fund acknowledges that the Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors. The provisions in this section shall not have any affect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 9 of this Agreement.

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USBGFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s managing general partners, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency and cybersecurity plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply

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B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBGFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

10.	Notification of Error

The Fund will notify USBGFS of any discrepancy between USBGFS and the Fund, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) five business days after receipt of any reports rendered by USBGFS to the Fund; (ii) five business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) five business days after receiving notice from any shareholder regarding any such discrepancy.

11.	Data Necessary to Perform Services

The Fund or its agent shall furnish to USBGFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.	Proprietary and Confidential Information

A.	USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Fund or its agents or service providers, shall not be subject to this paragraph.
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Further, USBGFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time and all applicable privacy laws, rules and regulations. In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.

B.	The Fund, on behalf of itself and its managing partners, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

C.	Notwithstanding anything herein to the contrary, (i) the Fund shall be permitted to disclose the identity of USBGFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Fund’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Fund in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

13.	Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request, provided, however, that USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, the Fund acknowledges and agrees that if the Fund elects to use a electronic transmission method to communicate trade instructions to USBGFS the Fund shall be responsible for maintaining the Fund’s records as they relate to the Fund’s review and approval of individuals authorized to place trading instructions as described in Rule 31a-1(b)(10) promulgated under the 1940 Act.

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14.	Compliance with Laws

A.	The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Registration Statement . USBGFS’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Managing Partners’ oversight responsibility with respect thereto.

B.	The Fund shall immediately notify USBGFS if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Registration or if it becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Fund Fund or the services provided under this Agreement.

15.	Term of Agreement; Amendment

A.	This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

B.	Notwithstanding Section 16, this Agreement may be terminated by either party at any time upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.	Either party may terminate this Agreement immediately if continued service or association would cause it or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if either party (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with it would reflect unfavorably upon the other party’s reputation, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition the Fund to a successor service provider.
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D.	This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. However, this cure period only applies to the first two such breaches of the same material term of this Agreement. Either party may terminate this Agreement after the third such breach of the same material term of this Agreement. In addition, the Fund may, at any time, immediately terminate this Agreement upon its “assignment” as defined under the 1940 Act.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Fund, and authorized or approved by the Fund’s Board of Managing General Partners.

16.	Early Termination

In the absence of a termination (i) pursuant to Section 15. C or 15. D above or (ii) the liquidation or dissolution of the Fund, should a party elect to otherwise terminate this Agreement prior to the end of the three (3) year initial term in Section 15 A above, such terminating party agrees to pay the following fees to the non-terminating party:

a.	If the Fund is the terminating party, all monthly fees through the end of the initial term, or twelve (12) months, whichever is less, including the repayment of any negotiated discounts (provided that no such fees shall be paid following the liquidation of the Fund);
b.	all reasonable and market fees associated with converting services to a successor service provider, as agreed upon by both parties;
c.	all reasonable and market fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider as agreed upon by both parties;
d.	all reasonable and documented out-of-pocket costs associated with 16 a to 16 c above.

17.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Fund by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBGFS has maintained the same, the Fund shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund.

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18.        Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBGFS, or by USBGFS without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board of Managing General Partners.

19.        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

20.        No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.        Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.        Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

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23.        Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

and notice to the Fund shall be sent to:

Chestnut Street Exchange Fund

223 Wilmington West Chester Pike

Suite 216

Chadds Ford, PA 19137

With a copy to

Michael P. Malloy, Esq.

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, Pennsylvania 19103-6996

24.        No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

25.        Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

SIGNATURES ON THE FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date written above.

CHESTNUT STREET EXCHANGE FUND	U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Terry Wettergreen	By:	/s/ Anita Zagrodnik

Name:	Terry Wettergreen	Name:	Anita Zagrodnik

Title:	President	Title:	Senior Vice President

Date:	April 16, 2020	Date:	4/17/2020

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Exhibit A to the Fund Accounting Servicing Agreement

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at April 20201

Annual Fee Based Upon Average Net Assets per Fund*

8 basis points on the first $250 million

6 basis points on the next $250 million

5 basis points on the next $250 million

3 basis points on the balance

Minimum Annual Fee: $84,000 per fund

▪	Additional fee of $15,000 for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee Per Fund

▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	U.S. Bank Legal Administration (e.g., registration statement update)
▪	CoreTax Services – See Additional Services Fee Schedule

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

▪	$0.08 – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps
▪	$0.50 – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$0.80 – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$0.90 – Interest Rate Swaps, Foreign Currency Swaps
▪	$1.00 – Bank Loans
▪	$1.50 – Swaptions, Intraday money market funds pricing, up to 3 times per day
▪	$3.00 – Credit Default Swaps
▪	$500 per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

▪	$2.00 per Foreign Equity Security per Month
▪	$1.00 per Domestic Equity Security per Month
▪	$2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪	$1 per security per month for fund administrative data

SEC Modernization Requirements

▪	Form N-PORT – $12,000 per year, per Fund
▪	Form N-CEN – $250 per year, per Fund

[1]	This Exhibit A includes a combined fee schedule that will cover certain services provided by USBFS to the Fund pursuant to the Fund Administration Agreement and the Fund Accounting Agreement, In addition, this Exhibit includes additional Fund Administration and CCO Support Services, which will only be billed if the services are provided by USBFS to the Fund. For the avoidance of doubt, where services and fees appear in more than one agreement, they are reproduced only for convenience and will only be charged once to the extent the Funds utilize the associated services. For example, the Fund Administration and Fund Accounting Services fee schedule covers both services, and the associated fees will be paid only once by the Fund, not two times.
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Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average. Fees are calculated pro rata and billed monthly.

CCO Support Services Annual Fee Schedule

▪	$12,000 for the fund complex

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*	Subject to annual CPI increase – All Urban Consumers – U.S. City Average.

Fees are calculated pro rata and billed monthly.

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